Investor Contact:  Carlos Alberini             Media Contact:  Wendi Kopsick
                   Sr. Vice President & CFO                    Jim Fingeroth
                   Footstar, Inc.                              Kekst and Company
                   (201) 760-4008                              (212) 521-4800


                              FOR IMMEDIATE RELEASE


                     FOOTSTAR REPORTS NOVEMBER SALES RESULTS


MAHWAH, NEW JERSEY, December 3, 1998 - Footstar, Inc. (NYSE:FTS) today reported that comparable store sales for the four-week period ended November 28, 1998 decreased 12.7%. The Company's Footaction division had a comparable store sales decline of 20.7% in the period, while Meldisco's comparable store sales decreased 9.5%. Footstar's total sales for the four-week period decreased 8.5% to $145.5 million from $159.1 million for the prior-year period. Footaction's total sales declined 14.5% to $40.6 million and Meldisco's decreased 6.0% to $104.9 million.

Mickey Robinson, Chairman and Chief Executive Officer, commented, "Very difficult conditions have persisted in our two businesses, resulting in disappointing November sales. Footaction's results have been impacted by heightened competitions, sluggish consumer demand for athletic footwear partially caused by the NBA strike and the unseasonably warm weather affecting sales of outerwear apparel. The warmer November weather also affected Meldisco's sales significantly; the sales loss in winter boots alone represented more than the overall sales decline for the division in the month.

"In light of these conditions, we now believe that earnings per diluted share for the fourth quarter will be substantially below the $1.00 to $1.05 range previously anticipated. We currently project that the lower than expected sales in November alone could negatively impact earnings for the period by $.30 to $.35 per diluted share," Mr. Robinson said. "We will continue to monitor results and to manage our two businesses carefully, with a strict eye on cost control and inventory management, as we become even more selective heading into 1999 in the use of capital for new stores and conversions."

For the forty-seven week period ended November 28, 1998, Footstar's same store sales decreased 0.8%. Footaction's same store sales rose 0.4%, and Meldisco's same store sales decreased 1.4%. Footstar's total sales for the forty-seven week period increased 2.8% to $1,599.4 million from $1,555.8 million for the prior-year period.

As of November 28, 1998, Footstar operated 570 Footaction stores, which sell branded athletic footwear and apparel, and 2,540 Meldisco leased footwear departments.

Except for the historical information contained herein, the matters discussed in this release are forward looking statements that involve risks and uncertainties that may cause actual results to differ fro those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, uncertainties during the remainder of the quarter related to consumer demand for footwear, warmer than expected weather, consumer acceptance of our merchandise mix and retail locations, the effect of competitive products and pricing, the availability of products, and the other risks detailed in the Company's Securities and Exchange Commission filings.



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

                                 FOOTSTAR, INC.
                                SAME STORE SALES
                             CHANGE FROM PRIOR YEAR

                                 Four Weeks            Forty-Seven Weeks
                                   Ended                   Ended
                             November 28, 1998         November 28, 1998
Footaction                       (20.7%)                      0.4%
Meldisco                         ( 9.5%)                     (1.4%)
Footstar, Inc.                   (12.7%)                     (0.8%)
